AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER, made this 17th day of July, 2003, by and between F. RAY WEEMS ("R. Weems") and JANET WEEMS ("J. Weems")  (R. Weems and J. Weems are sometimes hereinafter referred to together as "Securityholders"), SOUTHERN MARYLAND CABLE, INC., a Maryland close corporation (the "Company"), PUROFLOW INCORPORATED, a Delaware corporation (the "Parent"), and PFLW/SMC ACQUISITION CORPORATION ("Subsidiary"), a Delaware corporation and a 100% subsidiary of Parent.

INTRODUCTORY STATEMENT

            A.        Securityholders collectively own fifty(50)shares of capital stock of the Company, which shares constitute all of the issued and outstanding capital stock (the "Stock") of the Company.

            B.         The Company provides inside premise wiring services to the federal government and underground and aerial construction services and splicing to major telecommunications and utilities customers.

            C.        Parent has agreed with the Securityholders for Parent to acquire the Company by means of a merger of the Company with and into Subsidiary, upon the terms and subject to the conditions set forth herein.

            D.        In furtherance of such acquisition, the Boards of Directors of Parent, Subsidiary and the Company have each approved the plan of merger to merge the Company with and into Subsidiary (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Maryland General Corporation Law ("MGCL"), and upon the terms and subject to the conditions set forth here in.

            E.         Pursuant to the Merger, the record holders of each outstanding share of the Company's common stock, without par value, shall be entitled to receive the Merger Consideration (as defined in Section 2.1) so that upon receipt of the Merger Consideration, such share of the Stock shall be cancelled, all upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, for and in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:

DEFINITIONS

            The following terms when used in this AGREEMENT AND PLAN OF MERGER shall have the following meanings:

            "2002 Value of the Company" shall mean the value of the Company equal to the product of three (3) times the December 2002 12 Month Adjusted Cash Flow.

            "Accounts Receivable" means accounts receivable, notes due from all sources of the Company, and credits for returned or damaged merchandise.

            "Act" shall mean the Securities Act of 1933, as the same has been and shall be amended from time to time.

            "Adverse Consequences" means all material actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, net of all tax savings and insurance proceeds actually received by an Indemnitee with respect to any of the foregoing.

            "Agreement" means this AGREEMENT AND PLAN OF MERGER.

            "Certificate of Merger" has the meaning set forth n Section 1.2 below.

            "Closing" means the transfer of the Stock to Subsidiary and the payment of the Purchase Price to Securityholders pursuant to this Agreement.

            "Closing Balance Sheet" shall mean the audited balance sheet and profit and loss statement of the Company for the period ending as of the Closing Date, as adjusted to present them on an accrual basis for a C corporation, prepared by the Company's Regular CPA, and accepted by the accounting firm of Ernst & Young.

            "Closing Date" means the date of Closing, established under Section 3 of this Agreement.

            "Code" means the United States Internal Revenue Code of 1986, as amended.

            "Company" means Southern Maryland Cable, Inc., and all of its subsidiaries and affiliates (unless the context clearly indicates otherwise), for all references prior to the Merger, and the Subsidiary, which will conduct the business of Southern Maryland Cable, Inc., after the Merger.

            "Company's Regular CPA" means the accounting firm of Sturn Wagner Lombardo & Co., LLC, the Company's regular independent certified public accountant

            "DGCL" has the meaning set forth in the introductory statement.

            "December 2002 Audit" shall mean the audit of the Company for the twelve (12) month period ending December 31, 2002, prepared in accordance with GAAP by the Company's Regular CPA, and acceptable to the accounting firm of Ernst & Young.

            "December 2002 12 Month Adjusted Cash Flow" shall mean that value determined in accordance with GAAP and based on the December 2002 Audit, equal to the difference between (a) that number equal to the twelve (12) month net income of the Company as of December 31, 2002, adjusted by adding back (i) all deductions taken in determining such number, if any, for interest, depreciation, amortization and income taxes and (ii) the total compensation paid or earned by Senior Management during such period, and (b) the total annualized compensation agreed to by Senior Management for the twelve month period ending on the first anniversary of the Closing Date.

            "Employment Agreements" means the Employment Agreements to be executed by the Company, R. Weems, Maclin, Graybill, and the other key employees pursuant to Section 6.6 hereof.

            "Environmental, Health, and Safety Laws" means the United States federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, and judicial decisions thereunder of federal, state, local, and foreign governments and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

            "Escrow Agreement" shall mean the Escrow Agreement executed by the Securityholders, Company and Parent pursuant to Sections 6.5 and 2.2(b) hereof.

            "Escrowed Purchase Price" shall mean that sum equal to $260,000.00 and placed in escrow pursuant to Section 2.2(b) hereof.

            "Escrow Release Date" shall have the meaning set forth in Section 2.2(b) hereof.

            "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            "Filing Date" shall have the meaning set forth in Section 1.2 hereof.

            "Financial Statements" means collectively (i) the December 2002 Audit, (ii) the audited consolidated financial statements of the Company for the Company's fiscal year ending December 31, 2001, (iii) the internally generated consolidated financial statements of the Company for the twelve (12) month periods ending as of the last day of each month in calendar year 2003 from and including January through the month immediately preceding the month in which the Closing Date occurs, as reviewedby the Company's Regular CPA, and (iv) the Closing Balance Sheet, including in all cases the notes thereto, prepared by the Company's Regular CPA, and accepted by the accounting firm of Ernst & Young.  The Financial Statements shall be presented after making all appropriate adjustments required to present them on an accrual basis for a C corporation.

            "Fiscal Year 2004 Audit" shall have the meaning set forth in Section 2.2(b) hereof.

            "GAAP" shall mean in accordance with generally accepted accounting principles, consistently applied.

            "Graybill" shall mean Lori Graybill, an officer of the Company.

            "Gross Margin" shall mean the gross margin of the Company, based on the December 2002 Audit, determined by deducting from the revenues of the Company all direct material and labor costs and all other direct operating costs of the Company, including, but not limited to, all depreciation of the tangible assets used by the Company in generating such revenues.

            "Hazardous Materials" shall include, without limitation, any pollutants or other toxic or hazardous substances or any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste (including materials to be recycled, reconditioned or reclaimed), oil or petroleum flammable materials, explosives, radioactive materials, hazardous waste, hazardous or toxic substances, or related materials, asbestos requiring treatment as a matter of law, or any other substance or materials defined as hazardous or harmful, or requiring special treatment or special handling by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Occupational Safety and Health Act of 1970 and the regulations adopted and publications promulgated pursuant thereto.

            "Initial Payment" shall mean the consideration paid at Closing, which is the amount equal to the difference between the 2002 Value of the Company and the Escrowed Purchase Price.

            "MGCL" has the meaning set forth in the introductory statement above.

            "Maclin" shall mean Brenda Maclin, an officer of the Company.

            "Main Facility Lease" shall have the meaning set forth in Section 4.9(b) hereof.

            "Material Adverse Effect" shall mean any fact, circumstance or occurrence that has or could have, solely or together with any other previous or simultaneous fact, circumstance or occurrence, an adverse effect in excess of $75,000.

            "Merger" means the merger of the Company into Subsidiary.

            "Merger Consideration" means the aggregate consideration set forth in Section 2 hereof.

            "Net Worth" shall mean the total assets of the Company, reduced by any value placed on the intangible assets of the Company, including, but not limited to, goodwill, less the total liabilities of the Company as those terms are shown on the Financial Statements.

            "Puroflow" shall mean the Parent, Puroflow Incorporated, a Delaware corporation, with its principal offices located at One Church Street, Suite 302, Rockville, Maryland 20850, and its successors and assigns.

            "Senior Management" shall mean, for all references prior to the Merger, R. Weems, Maclin and Graybill, and, for all references after the Merger, those individuals or the persons who have the same duties or hold the same offices as those individuals.

            "Stock" shall mean all of the authorized issued and outstanding capital stock of the Company, including all warrants, options, convertible securities or right (contingent or otherwise) to purchase or acquire stock of the Company.

            "Surviving Corporation" has the meaning set forth in Section 1.1 below.

            "Subsidiary" has the meaning set forth in the preface above.

            "R. Weems" shall mean F. Ray Weems, a stockholder, officer and director of the Company and a signatory to this Agreement.

            "J. Weems" shall mean Janet Weems, a stockholder, officer and director of the Company and a signatory to this Agreement.

SECTION 1

THE MERGER

            1.1       Effective Time.  On the Closing Date (as defined in Section 3), and subject to and upon the fulfillment or waiver of the terms and conditions of this Agreement, the DGCL and the MGCL, Parent shall, effective as of June 30, 2003 for internal accounting and reporting purposes, acquire the Company by means of the Company being merged with and into Subsidiary, whereby the separate corporate existence of the Company shall cease, and Subsidiary shall continue as the surviving corporation. Subsidiary as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2       Certificate of Merger.  On the Closing Date, assuming satisfaction or waiver of the conditions set forth in Section 6, the parties hereto shall cause the Merger to be consummated by filing Certificates of Merger as contemplated bythe DGCL and the MGCL (the "Certificates of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, and the Secretary of State of the State of Maryland, respectively, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the MGCL.  The dateof filing of the respective Certificates of Merger shall be deemed the Filing Date.

            1.3       Effect of the Merger.  Upon the consummation of the Merger, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the MGCL.  Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger all the property, rights, privileges, powers and franchises of the Company and Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4       Certificate of Incorporation, By-Laws.

                        (i)         Certificate of Incorporation.  Unless otherwise determined by Parent prior to the Closing Date, upon the consummation of the Merger the Certificate of Incorporation of Subsidiary, as in effect immediately prior to the consummation of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

                        (ii)        By-Laws.  Unless otherwise determined by Parent prior to the consummation of the Merger, the By-Laws of Subsidiary, as in effect immediately prior to the Closing Date, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

            1.5       Officers.  The officers of Subsidiary immediately prior to the consummation of the Merger, with the addition of R. Weems initially as Senior Operating Executive, shall be the initial officers of the Surviving Corporation, in each case until their respective successor are duly elected or appointed and qualified.

SECTION 2

MERGER CONSIDERATION

            2.1       Shares of Company.  As of the Filing Date, each share of Stock issued and outstanding as of the Closing Date, shall by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive an amount per share in cash ("Merger Consideration"), without interest, determined in accordance with Sections 2.2 and 2.3.

            2.2       Merger Consideration.  Subject to Section 2.3 below, the total Merger Consideration to be paid by Parent to each Securityholder shall be an amount equal to the 2002 Value of the Company; and each share of Stock shall be entitled to receive a sum equal to the 2002 Value of the Company divided by the total number of shares of the Stock.

            The Merger Consideration shall be paid to the Securityholders as follows:

                        (a)        At Closing, the Securityholders shall receive their pro rata share of the sum equal to the Initial Payment in cash, wire transfer, or certified funds as set forth on Exhibit 2.2(a).

                        (b)        At Closing, Parent shall deposit the Escrowed Purchase Price in an Escrow Account to be held and/or released pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit 6.5.  Such Escrow Agreement shall provide for a release of all or part of the Escrowed Purchase Price on the date that is thirty (30) days following the date that the audit of the Company for the twelve (12) month period ending January 31, 2004, prepared in accordance with GAAP by the accounting firm of Ernst & Young (the "Fiscal Year 2004 Audit"), is delivered to the Parent (such date, the "Escrow Release Date").

            2.3       Adjustment to Merger Consideration.  The Net Worth of the Company as of the Closing Date shall be the Net Worth of the Company as set forth on the Closing Balance Sheet.  In the event the Net Worth of the Company as of the Closing Date is less than $950,000, such deficiency shall reduce, dollar for dollar, the Merger Consideration paid to Securityholders pursuant to Section 2.2 hereof.  To enable all parties to determine the Net Worth of the Company as of the Closing Date, the Securityholders shall cause the Closing Balance Sheet to be delivered to the Parent within thirty (30) days of Closing.  Upon the determination of the adjustment to the Merger Consideration pursuant to this Section 2.3, the amount by which the Merger Consideration has been reduced, if any, shall be released from escrow to Parent, and the balance of the Escrowed Purchase Price shall continue to be held in escrow, all in accordance with the terms and conditions of the Escrow Agreement.

            2.4       Company Cars.  Notwithstanding anything to the contrary contained in this Agreement, at Closing R. Weems and J. Weems shall be entitled to retain, or to be transferred, as the case may be, ownership of the cars identified on  Schedule 2.4.

SECTION 3

CLOSING

            The Closing of the Merger shall occur at the offices of the Parent, One Church Street, Suite 302, Rockville, Maryland 20850, at 2:00 p.m. on the 17th day of July, 2003, or at such other time, date and place as Parent and Securityholders may agree (the "Closing Date"). At the Closing:

            3.1       Cancellation.

                        (a)        Upon filing of the Certificates of Merger, each share of the Stock shall be canceled and shall thereafter evidence only the right to receive a pro rata share of the Merger Consideration.

                        (b)        Upon filing of the Certificates of Merger, each share of the Stock held in the treasury of the Company and each share of Stock owned directly or indirectly by any wholly owned subsidiary of the Company immediately prior to the consummation of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

            3.2       Delivery of Cash and Certificates.

                        (a)        Exchange Procedures.  As of the Filing Date, upon surrender of the certificates representing shares of the Stock (the "Certificates") for cancellation to Parent together with such other customary documents as may be required to transfer the Stock, subject to the provisions of Sections 2.2 and 2.3 above and the Escrow Agreement, the holders of such Certificates shall be entitled to receive in exchange therefor their pro rata share of the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled.  Each outstanding Certificate that, prior to the Closing Date, represented shares of the Stock will be deemed from and after the Closing Date, for all corporate purposes, to evidence the right to receive a pro rata share of the Merger Consideration into which such shares of the Stock shall have been so converted.

                        (b)        No Liability.  Neither Parent, Subsidiary, nor the Company shall be liable to any holder of the Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 4

REPRESENTATIONS, WARRANTIES AND CERTAIN
COVENANTS OF SECURITYHOLDERS AND THE COMPANY

            As a material inducement to induce Parent and Subsidiary to consummate the Merger under this Agreement, each Securityholder and Company represent and warrant that each of the matters set forth in this Section 4 are true and correct as of the date hereof, and acknowledge that Parent and Subsidiary's entry into this Agreement and the performance of their obligations hereunder are made in reliance upon the completeness and accuracy of each of the matters set forth herein.  The representations and warranties being made by the Company shall survive up and until the Closing Date.  The representations and warranties being made by the Securityholders shall survive as set forth in Section 12.11, herein.

            4.1       Organization, Qualifications and Corporate Power.

                        (a)        The Company is a close corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  Attached as Schedule 4.1(a) is a list of all states in which the Company is qualified to do business.  The Company is duly qualified as a foreign corporation in each other jurisdiction in which the failure to be qualified would have a Material Adverse Effect upon the Company.  The Company has the corporate power and authority to own and hold its properties and to conduct its businesses as currently conducted and as proposed to be conducted, and to execute, deliver and perform this Agreement and all other agreements and instruments related hereto or contemplated hereby to which the Company is a signatory.

                        (b)        Except as listed on Schedule 4.1(b), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company, or other non-corporate business enterprise.

                        (c)        The Company has duly elected status, and qualifies as of the date of this Agreement, as an S corporation pursuant to applicable provisions of the Code

            4.2       Authorization of Agreement.

                        (a)        The execution, delivery and performance by the Company of this Agreement to which it is a signatory hereunder have been duly authorized by all requisite corporate action and will not (i) violate any applicable provision of law, any order of any court or other agency of government, the Articles or Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument by which the Company, or any of its properties or assets is bound or affected, or (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in being declared void, voidable or without further binding effect any license, governmental permit or certification, employee plan, note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement, or other instrument or commitment or obligation to which Company is a party, or by which Company, or any of its assets, may be bound, subject or affected, (iii) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to Company or any of its assets, or (iv) except as otherwise provided in this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever not arising in the ordinary course of business upon any of the properties or assets of the Company except as to conflicts, breaches and violations that will not have a Material Adverse Effect on the business, property or assets of the Company.

            4.3       Capital Stock. The authorized capital stock of the Company and the holders of the issued and outstanding shares of such capital stock are set forth in Schedule 4.3 hereto. Except as disclosed in Schedule 4.3, there is no (i) subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of the Company, which is authorized or outstanding, (ii) the Company has no commitments to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidence of indebtedness or assets, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) the Company has no obligation or commitment to register under the Act any securities issued or to be issued by it.  All of the issued and outstanding shares of the capital stock of the Company has been validly issued in compliance with all federal and state securities laws and are fully paid and non-assessable.

            4.4       Financial Statements.  The Company has delivered to Parent the Financial Statements, exclusive of the Closing Balance Sheet, which will be delivered to Parent within thirty (30) days following the Closing.  Such  Financial Statements are, and the Closing Balance Sheet will be, complete and correct, have been, and in the case of the Closing Balance Sheet will be, prepared in accordance with GAAP and fairly present the consolidated financial position of the Company as of such respective dates after making all appropriate adjustments required to present such Financial Statements and the Closing Balance Sheet on an accrual basis for a C corporation, and the results of operations for the respective periods then ended.  Except as set forth in such Financial Statements and the Closing Balance Sheet or incurred in the ordinary course of business, to the knowledge of Securityholders and the Company, the Company has no material obligation or liability, absolute, accrued or contingent, except obligations and liabilities which do not adversely affect the business, property or assets of the Company.

            4.5       Absence of Changes.  Except as listed in Schedule 4.5 and since the time period covered by the Financial Statements, the Company has not:

                        (a)        Transferred, assigned, conveyed or liquidated any of its assets or entered into any transaction or incurred any liability or obligation which affects the assets or the conduct of its business, other than in the ordinary course of business;

                        (b)        Incurred any change in its business, operations, or financial condition which may have a Material Adverse Effect on its assets or its business, or become aware of any event which may result in any such adverse change;

                        (c)        Suffered any material destruction, damage or loss relating to its assets or the conduct of its business whether or not covered by insurance;

                        (d)        Suffered, permitted or incurred other than in the ordinary course of business the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) whether or not contingent in nature, or claim upon any of its assets, except for any current year lien with respect to personal or real property taxes not yet due and payable:

                        (e)        Committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, have had or will have a Material Adverse Effect upon its assets or the conduct of its business;

                        (f)         Made or agreed to any change in the terms of any contract or instrument to which it is a party which has a Material Adverse Effect on its assets or the conduct of its business;

                        (g)        Knowingly waived, canceled, sold or otherwise disposed of, other than in the ordinary course of business, for less than the face amount thereof, any claim or right relating to its assets or the conduct of its business, which it has against others;

                        (h)        Declared, promised or made any distribution from its assets or other payment from the assets to its shareholders (other than reasonable compensation for services actually rendered) or issued any additional shares or rights, options or calls with respect to its shares of capital stock, or redeemed, purchased or otherwise acquired any of its shares, or made any change whatsoever in its capital structure;

                        (i)         Paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid or agreed to pay any bonus or salary increase to its executive officers or directors, or made any increase in the pension, retirement or other benefits of its directors or executive officers other than in the ordinary course of business;

                        (j)         Committed, suffered, permitted, incurred or entered into any transaction or event other than in the normal course of business which would increase its liability for any prior taxable year;

                        (k)        Incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business which would have a Material Adverse Effect on its condition (financial or otherwise); or

                        (l)         Received any notices of, or has reason to believe, that any of its customers or clients have taken or contemplate any steps which could disrupt its business relationship with said customer or client or could result in the diminution in the value of the business of the Company as a going concern.

            4.6       Actions Pending.  Except as listed on Schedule 4.6, there is no action, suit, investigation, or proceeding pending or, to the knowledge of the Company or Securityholders, threatened against or affecting the Securityholders, the Company, or any of its properties or rights, before any court or by or before any governmental body or arbitration board or tribunal and no basis exists for any such action, suit, investigation or proceeding which will result in any material liability or affirmative or negative injunction being imposed on the Company or Securityholders.  The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to the Company or Securityholders) involving the prior employment of any employees or prospective employees of the Company, or its use, in connection with its businesses, of any information or techniques which might be alleged to be proprietary to its former employer(s).

            4.7       Business Property Rights.  To the best of the Company's or each Securityholders' knowledge, no person or entity has made or threatened to make (or has any valid reason to threaten) any claims that the operation of the businesses of the Company is or will be in violation of or infringe on any technology, patents, copyrights, trademarks, trade names, service marks (and any application for any of the foregoing) licenses, proprietary information, know-how, or trade secrets (the "Business Property Rights").  To the best of the Company's or each Securityholders' knowledge no third party is infringing upon or violating any of the Company's Business Property Rights and the Company has the exclusive right to use the same.  None of the employees, directors, or stockholders of the Company has any valid claim whatsoever (whether direct, indirect or contingent) of right, title or interest in or to any of the Company's Business Property Rights.

            4.8       Liabilities.  Except as listed in Schedule 4.8, to the knowledge of Securityholders and the Company, the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise (individually or in the aggregate), which are of a nature required to be reflected in financial statements prepared in accordance with GAAP, including without limitation, any liability which might result from an audit of its tax returns by any appropriate authority except (i) the liabilities and obligations set forth in the Financial Statements or Closing Balance Sheet delivered in accordance with Section 4.4 and (ii) liabilities and obligations incurred for the purpose of enabling the Company to conduct their normal business (in each case in normal amounts and incurred only in the ordinary course of business) except such liabilities and obligations that do not have a Material Adverse Effect on the business, property and assets of the Company.  Except as disclosed in the Financial Statements or Closing Balance Sheet, to the knowledge of Securityholders and the Company, the Company is in not in default with respect to any liabilities or obligations and all such liabilities or obligations shown and reflected in the Financial Statements and Closing Balance Sheet, and such liabilities incurred or accrued subsequent to the Company's incorporation, have been, or are being, paid or discharged as they become due, and all such liabilities and obligations were incurred in the ordinary course of business except with respect to defaults that do not have a Material Adverse Effect on the business, property and assets of the Company.

            4.9       Ownership of Assets and Leases.

                        (a)        Attached hereto as Schedule 4.9(a) is a complete and correct list and brief description, as of the date of this Agreement, of all real property and material items of personal property owned by the Company and all of the leases and other agreements relating to any real, personal or intangible property owned, used, licensed or leased by the Company.  The Company has good and marketable title to all of its assets, including those listed on Schedule 4.9(a), and any income or revenue generated therefrom, in each case free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances except (i) as disclosed and reserved against in the Financial Statements (to the extent and in the amounts so disclosed and reserved against), (ii) for liens arising from current taxes not yet due and payable, and (iii) as separately set forth on Schedule 4.9(a). Each of the leases and agreements of the Company is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other respective parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally, and there is not under any of such leases or agreements existing any default of the Company or to the best of the Company's or eachSecurityholders' knowledge of any other parties thereto (or event or condition which, with notice or lapse of time, or both, would constitute a default).  The Company has not received any notice of violation of any applicable regulation, ordinance or other law with respect to its operations or assets, and, to the best of the Company's knowledge, there is not any such violation or grounds therefor which could adversely affect its assets or the conduct of its business.  The Company is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets has been granted to anyone.  There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any claim or right of third persons which may be legally asserted against any asset of the Company.

                        (b)        The Company's main facility, located at 5932 Solomons Island Road, Tracy's Landing, Maryland 20779 (the "Main Facility"), is leased by the Company pursuant to that certain Lease dated January 1, 2001 by and between J. Weems, as landlord, and the Company, as tenant, a true, correct and complete copy of which lease, and all amendments and modifications thereof, is attached hereto as Exhibit 4.9(b) (the "Main Facility Lease").

                        (c)        The Main Facility, and the use thereof, is in full compliance with all applicable zoning laws, rules, regulations and ordinances, and all structures thereon are in compliance with applicable building codes,  rules and regulations.  Attached hereto as Exhibit 4.9(c) is a full and complete copy of the permanent certificate of occupancy for the Main Facility, duly issued to the Company by the applicable governmental authority.

            4.10     Taxes.  The Company has paid all taxes due, assessed and owed by it as reflected on its consolidated tax returns and has timely filed all federal, state, local and other tax returns which were required to be filed and which were due prior to the Closing Date, except for those taxes set forth on Schedule 4.10(a).  All federal, state, local, and other taxes of the Company accruable since the filing of such returns have been properly accrued.  No federal income tax returns for the Company have ever been audited by the Internal Revenue Service or any state or local taxing authority, except as described in Schedule 4.10(b).  No other proceedings or other actions which are still pending or open have been taken for the assessment or collection of additional taxes of any kind from the Company for any period for which returns have been filed, and to the Company's knowledge, no other examination by the Internal Revenue Service or any other taxing authority affecting the Company is now pending.  Except for those taxes set forth on Schedule 4.10(a), taxes which the Company was required by law to withhold or collect subsequent to the incorporation of the Company have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment and are so withheld, collected and paid over as of the date hereof.  No waivers of statutes of limitations with respect to any tax returns of the Company, nor extensions of time for the assessment of any tax, have been given by any current employees of the Company.  There is not and there will not be any liabilities for federal, state and local income, sales, use, excise or other taxes arising out of, or attributable to, or affecting the assets or the conduct of the business of the Company through the close of business on the Closing Date, or attributable to the conduct of the operations of the Company at any time for which Parent or the Surviving Corporation will have any liability for payment or otherwise, including, but not limited to, any tax assessed or imposed as a result of any conversion by the Company from a S to a C corporation.  After the Closing, there does not and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes which may be asserted by any taxing authority against the assets of the Company, or the operation of any of its businesses, and no lien or other encumbrance for taxes will attach to such assets or the operation of its businesses.

            4.11     Contracts, Other Agreements.  Attached hereto as Schedule 4.11 is a true and complete list of each material contract, agreement and other instrument to which the Company is a party, including, but not limited to, all bank and financing documents. At Parent's request, the Company shall deliver to Parent a true and complete copy of any such contract, agreement or instrument (and Parent hereby makes such request as to any and all contracts between the Company and General Dynamics Corporation, or any subsidiary or affiliate thereof).  All of the contracts, agreements, and instruments described in Schedule 4.11 hereto are valid and binding upon the Company and the other parties thereto and are in full force and effect, and neither the Company, nor to the best of the Company's or each Securityholders' knowledge, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default in any respect under, the material terms thereof. No contract, agreement or other instrument to which the Company is a party will be materially breached or violated or result as a result of the transaction contemplated hereunder, nor will consummation of such transactions result in a default thereunder or give any party thereto the right to terminate such contract, commitment or arrangement or any provision thereof.  Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that the Disposal Systems Contractor's license issued by Anne Arundel County, Maryland, a copy of which is attached hereto as Exhibit 4.11, and any renewals thereof (the "DSC License"), shall not be considered an asset of the Company, and nothing contained in this Agreement shall require R. Weems or the Company to assign the DSC License to the Parent or the Subsidiary, and no activities undertaken by R. Weems pursuant to or licensed by the DSC License shall be deemed to be in violation of the restrictions set forth in Section 8 below.

            4.12     Governmental Approvals.

                        (a)  No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement by the Company, including, but not limited to, any approval of the United States Small Business Administration required to assign any obligation of the Company to the Surviving Corporation.

                        (b)        (i)  The Company maintains a facility security clearance from the United States Department of Defense, as evidenced by the clearance certificate attached hereto as Exhibit 4.12(b)(i) (the "Facility Security Clearance").

                                    (ii)  The Facility Security Clearance enables the Company to bid on, contract for, and perform work under said contracts for, the projects listed on Schedule 4.12(b)(ii), which projects require Company personnel to have security clearance commensurate with the highest level of classified data to be accessed.

                                    (iii)  Set forth on Schedule 4.12(iii) is a list of all Company personnel that have a security clearance from the United States Government, together with each such person's clearance level, i.e. Confidential, Secret and Top Secret.

            4.13     Lack of Defaults.  The Company and Securityholders know of no default in performance of any obligation, covenant or condition contained in any note, debenture, mortgage or other contract or agreement of any nature or kind to which either is a party, nor of any default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal to which either is a party, which would have a Material Adverse Effect on the assets or businesses of the Company. The Company and Securityholders know of no violation of any law, ordinance, governmental rule or regulation to which either is subject, nor has either failed to obtain any licenses, permits, franchises or other governmental authorizations necessary for the ownership of their properties or to the conduct of their business where any such violation or failure would likely result in a Material Adverse Effect upon the businesses of the Company. The Company has conducted and will conduct its businesses and operations in substantial compliance with all federal, state, county and municipal laws, statutes, ordinances and regulations and is in substantial compliance with all applicable requirements of all federal, state, county and municipal regulatory authorities.

            4.14     Employees and Employee Benefit Plans.

                        (a)        Attached hereto as Schedule 4.14(a) is a list of each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or program, arrangement, agreement or other understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

 ("ERISA"), to which the Company contributes or is a party or is bound or under which it may have liability and under which employees or former employees of the Company (or their beneficiaries), are eligible to participate or derive a benefit (the foregoing herein referred to as the "Employee Benefit Plans").  The Company has delivered to Parent true, correct and complete copies of all Employee Benefit Plans, and the Company has complied in all material aspects with any and all obligations required of it under the terms of any plan listed on Schedule 4.14(a).

                        (b)        Attached hereto as Schedule 4.14(b) are the names, social security numbers, citizenship, immigration status (with respect to any non-U.S. citizen), and current rate of compensation of all salaried and hourly paid employees employed by the Company as of the date hereof, with all key employees being so designated, and at Closing the Company will provide an updated list of all such employees as of the date of closing, such updated list to be initialed by both parties at Closing.

            4.15     Insurance.  Attached hereto as Schedule 4.15 is a complete and correct list and description of all of the policies of liability, property, workers' compensation and other forms of insurance or bonds carried by the Company for the benefit of or in connection with its assets and businesses.  All of such policies are in full force and effect and there are no overdue premiums or other payments on such policies and the Company has not received any notice of cancellation or termination of any of these policies.  Neither the Securityholders nor the Company have knowledge of any change or proposed change to any of the rates set forth in the policies listed on Schedule 4.15 other than as set out in the Policies.

            4.16     Labor Matters.  Except as set forth on Schedule 4.16, none of the employees of the Company are covered by a collective bargaining agreement, and no collective bargaining efforts with respect to any of the employees of the Company are pending or, to the knowledge of the Company or the Securityholders, threatened.  No labor dispute, strike, work stoppage, employee collective action or labor relations problem of any kind which has materially adversely affected or may so affect the Company or any of its businesses or operations, is pending or, to the knowledge of the Company or the Securityholders, is threatened.  The Company has complied in all material respects with the reporting and withholding provisions of the Code and the Federal Insurance Contribution Act and all similar state and local laws, and with the federal, state, and local laws, ordinances, rules and regulations with respect to employment and employment practices, terms and conditions of employment and of the workplace, wages and hours and equal employment opportunity.

            4.17     Brokers and Finders.  Except for the fees listed on Schedule 4.17, neither the Securityholders nor the Company has incurred or become liable for any commission, fee or other similar payment to any broker, finder, agent or other intermediary in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.  Securityholders agree to be responsible for paying all broker fees, commissions or other compensation incurred by the Company as a result of this transaction.

            4.18     Accounts Receivable.

                        (a)        All accounts receivable of the Company shown on the Financial Statements reflect (and, in the case of the Closing Balance Sheet, will reflect) actual transactions, have (or will have as of the Closing Date) arisen in the ordinary course of business and have been collected or are now (or will be as of the Closing Date) in the process of collection without recourse to any judicial proceedings in the ordinary course of business in the aggregate recorded amounts thereof, less the applicable allowances reflected on the Financial Statements.

                        (b)        Except as set forth on Schedule 4.18(b), the Company has no knowledge as to any of the accounts receivable of the Company being subject to any lien or claim of offset, set off or counterclaim not provided for by the Company's allowance for doubtful accounts as of the date of execution hereof.

            4.19     Conflicts of Interests.  Except as described in Schedule 4.19(a), no officer, director or stockholder of the Company was or is, directly or indirectly, a joint investor or co-venturer with, or owner, lessor, lessee, licensor or licensee of any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, the Company and the Company has no commitments or obligations as a result of any such transactions prior to the date hereof.  Except as described in Schedule 4.19(b), and except for directly or indirectly holding less than five percent (5%) of the outstanding shares of stock in a company which is publicly traded, none of such officers, stockholders, or directors own or have owned, directly or indirectly, individually or collectively, an interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

            4.20     Environmental Compliance.  Schedule 4.20(a) sets forth all government agencies which substantially regulate the business of the Company under Environmental, Health and Safety laws.  Except as listed on Schedule 4.20(b), the Company has complied in all material respects with all applicable federal, state and local Environmental Health and Safety Laws with respect to its premises and its operations and have kept its premises free and clear of any liens and charges imposed pursuant to such laws.  The Company has not received any notice that any facts or conditions exist which would give rise to any violation, claim, charge, penalty or liability relating to any applicable Environmental Health and Safety Laws of any governmental body or agency having jurisdiction over the premises.  Attached hereto as Exhibit 4.20 are true and complete copies of all environmental reports prepared by third parties with respect to the Main Facility within the five (5) years preceding the date of this Agreement, and neither the Company nor either of the Securityholders has any knowledge of any facts, circumstances or occurrences that would have a Material Adverse Effect on the findings of any such reports.

            4.21     Ownership of the Stock.  The Securityholders own all of the Stock beneficially and of record, free and clear of all liens, restrictions, encumbrances, charges, and adverse claims and the Stock to be purchased hereunder constitutes one hundred percent (100%) of issued and outstanding stock of the Company.

            4.22     Absence of Sensitive Payments.  Neither the Securityholders nor, to the knowledge of the Securityholders and Company, any of the directors, officers, or stockholders of the Company:

                        (a)        has made or has agreed to make any contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic);

                        (b) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

                        (c) has made or has agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other person, to candidates for public office, whether federal, state or local foreign or domestic where such contributions were or would be a violation of applicable law.

            4.23     Approval of Merger; Related Matters.  Each of the Securityholders represents and warrants that such Securityholders, in his or her capacity as a shareholder of the Company, (i) approves of and consents to the Merger as set forth in this Agreement, (ii) waives any notice of a shareholder's meeting or similar corporate formality in connection with the approval of the transactions described herein, including, without limitation, the Merger, (iii) waives any rights to protest or object to the Merger or to the exercise of any statutory remedy of appraisal as to the Stock owned by such Securityholders as provided in the MGCL, (iv) has received a copy of resolutions approving the Merger in accordance with the MGCL, and (v) to the extent such Securityholders owe any amounts to the Company pursuant to any promissory note issued by such Securityholders to the Company, consents to the use of a portion of the Merger Consideration payable to such Securityholders to pay off each such promissory note.

            4.24     Withholding.  Neither Company nor any of the Securityholders are foreign persons or entities, or have other status, such that Parent would be required to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of the Stock any amounts under the Code, or any provision of state, local or foreign tax law.

            4.25     Amounts Due From Securityholders.  All amounts due from the Securityholders, or either of them, or from MSWW, Inc., a Maryland corporation wholly-owned by Securityholders ("MSWW"), to the Company have been paid in full.

SECTION 5

REPRESENTATIONS, WARRANTIES AND CERTAIN
COVENANTS OF PARENT AND SUBSIDIARY

            As a material inducement to induce Securityholders to consummate the Merger under this Agreement, Parent and Subsidiary represent and warrant that each of the matters set forth in this Section 5 are true and correct as of the date hereof, and acknowledge that Securityholders' entry into this Agreement and the performance of their obligations hereunder are made in reliance upon the completeness and accuracy of each of the matters set forth herein. The representations and warranties being made by the Parent and Subsidiary shall survive as set forth in Section 12.11 herein.

            5.1       Organization, Standing, etc.  Parent and Subsidiary are duly organized, validly existing and in good standing under the laws of its jurisdiction of their organization.

            5.2       Authorization, etc.  The execution and delivery of this Agreement and any other instruments or documents required to be executed and delivered hereby, and the purchase of the Stock contemplated hereby, have been authorized by such authorities or by such court of competent jurisdiction, if any, as may be required by applicable law and constitute a valid and binding obligations of Parent and of Subsidiary, enforceable against them in accordance with the terms of this Agreement.

            5.3       No Breach or Defaults Caused by Agreement.  The making and execution, delivery, and performance by Parent and Subsidiary of this Agreement does and will not breach or constitute (with due notice or lapse of time or both) any default in any articles, by-laws, agreements, or instruments of any kind or character to which Parent or Subsidiary are a signatory or a party, or by which they may be bound, subject to, or affected, now or in the future.

            5.4       Governmental Approvals.  No registration or filing with, or consent or approval of, or other action by, any federal, state, or other governmental agency or instrumentality, which has not been made or obtained prior to the execution of this Agreement by Parent or Subsidiary, is or will be necessary for the valid execution, delivery, and performance of this Agreement by Parent and Subsidiary.

            5.5       Brokers Fees.  Parent and Subsidiary represent that there are no brokers involved in this transaction on their behalf.

            5.6       [Intentionally omitted.]

            5.7       [Intentionally omitted.]

            5.8       [Intentionally omitted.]

            5.9       No Section 338 Election.  Neither Parent nor Subsidiary shall make any election under Section 338 of the Code, with respect to any part of the transaction contemplated hereunder without the express written consent of all of the Securityholders.

SECTION 6

CONDITIONS TO CLOSING

            Parent's obligation to consummate the Merger under this Agreement shall be subject to fulfillment of all of the following conditions on or prior to the Closing, any of which may be waived in writing by Parent.

            6.1       Performance of Agreements.  The Company shall have performed all agreements contained herein and required to be performed by it prior to or at the Closing and all of the representations and warranties made by it and Securityholders in this Agreement shall be true and correct as of the Closing Date.

            6.2       Lack of Material Liabilities.  The Company shall not have incurred any material liability, direct or contingent (as that term is ordinarily used), other than in the ordinary course of its business, not reflected on the most recent internally generated consolidated financial statements of the Company for the twelve (12) month period ending as of the last day of the month immediately preceding the month in which the Closing Date occurs; including, but not limited to, any tax liability resulting from the transaction contemplated hereby, or by the Company's compliance with any of the terms and conditions hereof.

            6.3       Financial Statements.  Parent shall have received the Financial Statements other than the Closing Balance Sheet.

            6.4       Lack of Defaults.  No Event of Default (as defined in Section 10 hereof) and no event or condition which, with notice or the lapse of time, or both, would constitute an Event of Default, shall exist.

            6.5       Escrow Agreement.  Securityholders, Company, Parent, Subsidiary, and all other parties thereto shall have executed the Escrow Agreement, a copy of which is attached hereto as Exhibit 6.5.

            6.6       Employment Agreements.  R. Weems, Maclin, Graybill, and those employees designated as key employees on Schedule 4.14(b) (including without limitation Steve Murray, the current general manager of the Company), and the Company shall have executed the Employment Agreements, copies of which are attached hereto as Exhibits 6.6(a) through 6.6(d).

            6.7       Opinion of Counsel.  Parent shall have received an opinion of counsel from the attorneys for the Company, dated as of the Closing Date, in form and substance substantially similar to that attached hereto as Exhibit 6.7.

            6.8       Compliance Certificate.  The Company shall have delivered to Parent the certificate, attached hereto as Exhibit 6.8, executed by its President, dated as of the Closing Date, certifying the fulfillment of the conditions specified in this Section 6 and the accuracy of the representations and warranties contained in Section 4 hereof.

            6.9       [Intentionally omitted.]

            6.10     [Intentionally omitted.]

            6.11     Employee Stock Options.  Parent resolves to take any and all actions necessary,  including soliciting the approval of its shareholders, to grant up to 20,000 qualified or unqualified stock options to the employees listed, and in the amounts designated, in Schedule 6.11.

            6.12     Release from Securityholders; Payment of Amounts Owed by Securityholders.  Securityholders and MSWW shall execute and deliver to the Parent, in a form satisfactory to Parent's counsel, a release of any claim that they, or any of them, may have against the Company for the repayment of any loan, claim for unpaid compensation, claim for indemnification, claim for management fee, or otherwise.  All amounts due to the Company from Securityholders, or either of them, or from MSWW, shall have been paid in full.

            6.13     Corporate Documents.  Parent shall have received copies of the following documents:

                        (a)        a certificate of the President of the Company dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the Articles or Certificate of Incorporation and Bylaws of the Company as in effect on the date of such certification; and (ii) that attached thereto are true and complete copies of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; and

                        (b)        such additional supporting documents and other information with respect to the operations and affairs of the Company as Parent may reasonably request.

            All such documents described in (a) and (b) shall be satisfactory in form and substance to Parent and its counsel.

            6.14     Corporate Filings.  All relevant incorporation and merger documents shall be filed with the appropriate governmental agencies and shall be attached hereto as Exhibit 6.14.

            6.15     Trustee of Profit Sharing Plan.  The Surviving Corporation shall at Closing cause a successor trustee, if necessary, for the Company's 401(k) and profit sharing plans to be appointed.

            6.16     Net Worth.  The Company shall have as of the Closing Date, as shown on the Closing Balance Sheet, a Net Worth greater than or equal to Nine Hundred Fifty Thousand Dollars ($950,000), adjusted for deferred taxes and other decreases due to expenses made in the ordinary course of business.  To enable all parties to determine the Net Worth of the Company, the Securityholders shall cause the Closing Balance Sheet to be delivered to the Parent within thirty (30) days of Closing.

            6.17     [Intentionally omitted.]

            6.18     Release of Buy-Sell Rights.  Securityholders shall deliver to Parent a waiver and/or release of any rights that they may have under any and all stockholders or other agreements by and among the Securityholders and the Company which would in any way affect the transaction.  True and complete copies of all such agreements are attached hereto as Exhibit 6.18.

            6.19     Assignment and Amendment of Main Facility Lease.  J. Weems, as landlord, the Company, as tenant, and the Subsidiary, as assignee, shall enter into that certain Assignment and Amendment of Lease, a copy of which is attached hereto as Exhibit 6.19, pursuant to which all of the Company's right, title and interest in and to the Main Facility Lease shall be assigned to and assumed by the Subsidiary, and the Main Facility Lease shall be amended, as set forth therein.

SECTION 7

TRANSACTIONS PRIOR TO CLOSING

            Between the date of this Contract and the Closing, the executive officers and Board of Directors of the Company shall retain full control of the management and business of the Company. To enable Parent to prepare for settlement at the Closing, Parent, Securityholders and the Company agree that between the date hereof and Closing:

            7.1       Taxes.  The Company will promptly pay and discharge, or cause to be paid and discharged, all federal, state and other governmental taxes, assessments, fees and charges imposed upon it or on any of its property or assets and timely file any returns and reports in connection with the foregoing; provided, however, nothing herein shall require the Company to pay or cause to be paid any tax, assessment, fee or charge so long as the validity thereof shall be contested in good faith by appropriate procedures and the Company has set aside on its books and maintains adequate reserves with respect thereto or for which disclosure to Parent has been made pursuant to Exhibits 4.10(a) and (b).

            7.2       Books of Record and Account; Inspection.  The Company will maintain at all times proper books of record and account in accordance with GAAP, and will permit any of Parent's officers or any of its authorized representatives or accountants to visit and inspect the offices and properties of the Company, examine the Company's books of account and other records, and discuss the Company's affairs, finances and accounts with Parent's appropriate officers and managers, legal counsel, accountants and auditors, all at normal business hours and as often as Parent may request, provided any such discussions with accountants will not cause the Company to incur any material cost with respect to such accountants and legal counsel.

            7.3       Financial Reports.  The Company shall furnish to Parent, within 20 days after the end of each month (and within 45 days after the end of the last month of the Company's fiscal year), an unaudited financial report of the Company, which report shall include profit and loss statement, a consolidated balance sheet, a cash flow analysis, and such other financial information that Parent may reasonably request.

            7.4       Insurance.

                        (a)        The Company will maintain in effect liability insurance, property insurance, worker's compensation insurance, and extended coverage insurance on its personal property referenced in Section 4.15 above, with responsible insurance companies, against such risks as are customarily insured against by similar businesses operating in the same vicinity, and in amounts not less than those (i) recommended by major insurance companies for similar businesses or (ii) required by governmental authorities having jurisdiction over all or part of the Company's operations.

            7.5       Notification.  The Company will, within two (2) business days, advise Parent in writing of the following:

                        (a)        The occurrence of an Event of Default (as defined in Section 11.1);

                        (b)        The filing of any suit, action, other proceeding by or against the Company  or any investigation which the Company learns is pending or threatened against it, if the amount involved or at risk by nature of such suit, action, other proceeding or investigation exceeds Seventy-Five Thousand Dollars ($75,000);

                        (c)        The filing, recording or assessment of a federal, state or local tax lien against the Company or any of its assets other than in the ordinary course of business;

                        (d)        The occurrence of any reportable event with respect to any employee benefit plan of the Company or any plan which is subject to the provisions of ERISA, including a statement setting forth details as to the reportable event and the action proposed to be taken with respect thereto, together with a copy, if available, of the notice of such reportable event given to the Pension Benefit Guaranty Corporation; and

                        (e)        Any other condition, act or event which the Company in its good faith judgment believes will adversely affect Parent's rights under this Agreement.

            7.6       Corporate Existence.  The Company shall at all times cause to be done every act necessary to maintain and preserve its and its subsidiaries' and affiliates' existence, rights, franchises, and certifications in the jurisdictions of their incorporation and to remain qualified as foreign corporations in every jurisdiction in which qualification is required.

            7.7       Maintenance of Properties.  The Company shall maintain or cause to be maintained in good repair, working order and condition all tangible properties required for its or its subsidiaries' or affiliates' business and from time to time make or cause to be made all appropriate repairs and replacements thereof.

            7.8       Trade Secrets.  The Company will use its best efforts to maintain the confidentiality of any Business Property Rights of the Company and will seek to restrict the ability of any employee having knowledge of such proprietary information or trade secrets from competing with the Company through employment and non-competition agreements and similar arrangements.

            7.9       Mergers and Other Transfers.  The Company will not (i) merge or consolidate with any person, firm, association, corporation or other entity, (ii) transfer, sell, assign, lease or otherwise abandon or dispose of (whether in one transaction or a series of transactions) any material part of its assets except in the normal course of business if such transaction would reduce the Net Worth of the Company below $950,000 (as adjusted for deferred taxes and other decreases due to expenses made in the ordinary course of business), (iii) change the nature of its business, (iv) create any subsidiaries, or (v) liquidate, dissolve or cease active business operations.

            7.10     Certificate of Incorporation and Bylaws.  The Company will not amend its Articles or Certificate of Incorporation or Bylaws if the result of any such amendment will have an adverse effect on Parent's rights under this Agreement.

            7.11     Judgments and Liens.  Neither the Securityholders nor the Company shall create, incur, assume or permit to exist any mortgage, lien, security interest, charge or encumbrance on any property or assets now owned or hereafter acquired by the Company except:

                        (a)        Liens arising out of judgments or awards (i) which have been in force less than the applicable appeal period so long as execution is not levied thereunder, or (ii) in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review and in respect of which the Company shall have secured a subsisting stay of execution pending such appeal or proceedings for review;

                        (b)        Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required;

                        (c)        Deposits, liens, bonds or pledges to secure payment of worker's compensation, unemployment insurance, pensions or other social obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

                        (d)        Mechanic's, worker's, repairmen's, warehousemen's, vendor's, or carrier's liens, or other similar liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such liens:

                        (e)        Liens arising by operation of law under lease agreements made in the ordinary course of business and confined to the property rented (other than liens arising as a result of any default thereunder);

                        (f)         Liens on property securing the purchase price of property acquired after the date hereof provided that each of such lien (i) is given solely to secure indebtedness not exceeding one hundred percent (100%) of the lesser of the cost or fair market value of such property, (ii) does not extend to any other property, and (iii) is given at the time of acquisition of the property;

                        (g)        Presently outstanding liens; and

                        (h)        Extension, renewal or refunding of indebtedness secured by liens permitted by this Section 7.11, provided that the then outstanding amount of such indebtedness is not increased and such liens do not extend to property not then encumbered thereby.

            7.12     Issuances of Capital Stock.  The Company will not issue any of its capital stock to any person or entity or grant any person or entity an option, warrant, convertible security or any other right or agreement to acquire any shares of its capital stock, without the prior written consent of Parent.

            7.13     Purchase of Securities or Assets.  The Company will not purchase the outstanding equity securities of any other person, firm, association, corporation or other business enterprise, except obligations issued or guaranteed by the United States government or any state or political subdivision thereof or other short-term instruments normally marketed by banks and nationally recognized brokerage firms, provided nothing herein shall restrict the Company from maintaining accounts with federally insured banking institutions or money market funds.

            7.14     Declaration of Dividends, etc.  The Company will not (i) make, pay or declare any distributions or dividends of cash or property with respect to its issued shares of common stock; (ii) directly or indirectly redeem, repurchase or otherwise reacquire any shares of its common stock; (iii) increase the salary or pay any bonuses to any management employees, officers or directors of the Company, if such action decreases the Net Worth of the Company below $950,000, as adjusted for deferred taxes and other decreases due to expenses made in the ordinary course of business.

            Except as set forth on Schedule 7.14, the Company is further prohibited from declaring or distributing, without the prior written approval of Parent in its sole discretion, any executive bonus or other form of additional compensation.

            7.15     Payments to Officers.  Except as described on Schedule 7.15, the Company shall not loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible), to, or enter into any agreement or arrangement with, any of the Company's officers or directors, except for compensation to officers pursuant to existing agreements, copies of which have been delivered to Parent, and reimbursement of expenses incurred by employees of the Company in connection with their employment.

            7.16     Indebtedness.  The Company shall not incur any indebtedness for borrowed money, including pension fund loans, or purchase money indebtedness or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee in any manner (including, without limitation, by agreeing to maintain the financial condition of another person) any debt securities of others, provided, however, that the Company shall have the right to incur indebtedness in the ordinary course of business for office furniture, equipment, trade payables, machinery and vehicles.

            7.17     Expenditures.  The Company shall not make any capital investments or capital expenditures in excess of an aggregate of Seventy-Five Thousand Dollars ($75,000) which are outside of the ordinary course of the Company's business, without the consent of Parent.

            7.18     Employee Benefit Plans.  The Company shall not adopt any new Employee Benefit Plans, but may expand existing benefits subject to the approval of the Board of Directors of the Subsidiary.

            7.19     Material Contracts.  Except as described on Schedule 7.19, the Company shall not enter into, assume, renew or permit to be renewed (including by not giving a permitted notice of termination) any contract, lease or obligation outside the ordinary course of business. Except as expressly set forth therein, the Company shall not modify, amend, terminate, waive or release any benefit or right under any employment agreement, or any other material agreement to which the Company is a party, without the prior written consent of Parent.

            7.20     Non-business Assets.  The Company shall not apply any corporate funds toward the payment of any principal or interest due or owing for the purchase of any non-corporate assets.

SECTION 8

COVENANTS NOT TO COMPETE

            8.1       Covenant Not to Compete.  Except as authorized by Subsidiary and Parent or by the terms of this Agreement, no Securityholder shall, directly or indirectly, alone or with others, enter into any business related to providing inside premise wiring services and underground and aerial construction services and splicing to government, telecommunications and utilities customers within the States of New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia,  West Virginia and North Carolina and the District of Columbia for a period of five (5) years from the date of Closing. Further, no Securityholder shall, during such period, disclose, divulge, communicate, use to the detriment of the Company or Parent or for the benefit of any other person or persons, or use in any way, any confidential or proprietary information or trade secrets of the Company, including without limitation customer lists, personnel information, Business Property Rights, and other similar data. In addition, no Securityholder shall, during such period, directly or indirectly, (i) hire or attempt to hire any employee of the Company, or (ii) interfere with any contract or other relationship of the Company and any of its customers or suppliers. Securityholders agree that Parent shall be entitled to injunctive relief in the event of any breach of the covenants set forth in this paragraph together with reasonable attorney's fees and damages. Damages shall only be collectible from the party breaching this provision.

SECTION 9

INDEMNIFICATION BY SECURITYHOLDERS AND THE COMPANY

            Securityholders and the Company shall indemnify, defend (with counsel acceptable to the indemnified party) and hold harmless Parent, Subsidiary and Surviving Corporation from and against and in respect to the following (in addition to any losses otherwise specifically indemnified against in this Agreement):

            9.1       Indemnification by the Securityholders and the Company.

                        (a)        Breach.  Subject to the provisions of this Section 9.1 and except as otherwise more specifically set forth herein, the Securityholders and the Company (each in his or her capacity as an indemnifying party, an "Indemnifying Party") each hereby covenants and agrees to jointly and severally indemnify, defend, protect, and hold harmless each of Parent, Subsidiary, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all Adverse Consequences incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company or the Securityholders set forth in Section 4 of this Agreement, (ii) any material breach or nonfulfillment by the Company or the Securityholders of, or any noncompliance by the Company or the Securityholders with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith, (iii) all damage or deficiency resulting directly from the material inaccuracy of any list, certificate or other instrument delivered by or on behalf of Securityholders or the Company in connection herewith, whether made as of the date hereof, or as of the Closing Date hereunder or otherwise, or resulting from the non-fulfillment of any agreement on the part of Securityholders or the Company contained in this Agreement or made in connection with the transactions contemplated hereby, including, but not limited to all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees), incurred by Parent if this Agreement is terminated pursuant to Section 10 hereof.

                        (b)        Environmental Indemnification.  The Company and Securityholders each hereby covenants and agrees to jointly and severally indemnify and defend each Indemnitee and hold each Indemnitee harmless from and against any and all damages, losses, liabilities, costs and expenses of removal, relocation, elimination, remediation or encapsulation of any Hazardous Materials (as defined in Section 4.20), obligations, penalties, fines, impositions, fees, levies, lien removal or bonding costs, claims, actions, causes of action, injuries, administrative orders, consent agreements and orders, litigation, demands, defenses, judgments, suits, proceedings, disbursements or expenses (including without limitation, attorney's and experts' reasonable fees and disbursements) of any kind and nature whatsoever resulting from the operation of the Company's business as of the Closing Date: (i) which (x) is imposed upon, or incurred by, Parent by reason of, relating to or arising out of the violation by the Company prior to the Closing of any environmental laws, rules or regulations of any governmental body or agency having jurisdiction over the Main Facility and any temporary facilities used by the Company for storage of equipment or otherwise (such as fenced-in yards), or (y) arises out of the discharge, dispersal, release, storage, treatment, generation, disposal or escape of any Hazardous Materials, on or from the Main Facility or such temporary facilities as of the Closing Date, or (z) arises out of the use, specification, or inclusion of any product, material or process containing Hazardous Materials, or the failure to detect the existence or proportion of Hazardous Materials in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any Hazardous Materials source as of the Closing Date or the replacement or removal of any soil, water, surface water, or groundwater containing Hazardous Materials; and/or (ii) is imposed upon, or incurred by, Parent by reason of or relating to any material breach, act, omission or misrepresentation contained in Section 4.20.

                        (c)        Tax Matters.  Company and Securityholders shall jointly and severally indemnify, defend and hold harmless each Indemnitee from and against all Adverse Consequences incurred by any Indemnitee as a result of or incident to any Income Taxes or other Taxes imposed on the Surviving Corporation, the Company or any of their subsidiaries or for which the Surviving Corporation, Company or any of its subsidiaries may otherwise be liable by law or regulation (including, without limitation, the provisions of Treasury Regulation Section 1.1502-6) or contract, for any taxable year or period that ends on or before Closing or resulting in any way from this transaction, including, but not limited to, any taxes imposed as a result of the disqualification of this transaction as a tax free reorganization under the Code.

                                    (i)         The Company shall furnish to Parent copies of the federal, state, and local tax returns of the Company for the period ending on the Closing Date and shall obtain the consent of Parent before filing such returns, which consent shall not be unreasonably withheld.

                                    (ii)        Except as otherwise provided in this Agreement, Parent shall have the sole right to represent the interests of any Indemnitee in any tax audit or administrative or court proceeding relating to any taxable period, including without limitation taxable periods ending on or before Closing, and to compromise, settle, or contest any tax claims in connection therewith in its sole discretion, provided that Parent shall provide Securityholders with written notice of its intent to exercise its rights hereunder. Securityholders shall have the right, at their expense, to join Parent in any such defense.

                        (d)        Broker Fee.  Each Indemnifying Party jointly and severally indemnifies each Indemnitee from any claim made by a broker, finder, agent or other intermediary against the Company after Closing in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby except for those claims made against Parent or Subsidiary pursuant to Section 5.5 hereof.

                        (e)        Set-Off.  Except as otherwise provided in this Agreement, Parent shall be entitled to set-off the Securityholders' or the Company's liability to Parent for indemnification under this Section 9, or under any other paragraph of this Agreement, after any dispute regarding such liability has been resolved by the parties or otherwise, by crediting the amount of liability  against the monies being held in escrow pursuant to Section 2.2(b) of this Agreement.  In the event that Parent desires to exercise its rights pursuant to this paragraph, the amount of any liability alleged by the Parent which is disputed in writing by the Company or Securityholders shall remain in escrow until such dispute has been resolved.  If such dispute is resolved in favor of Securityholders, Parent shall pay interest at the Prime Rate as published in the Money Rates section of The Wall Street Journal on the business day immediately preceding the Escrow Release Date on any amount improperly held commencing from the Escrow Release Date.

                        (f)         Costs and Expenses.  Except as otherwise provided in this Agreement, all amounts indemnified pursuant to this Section 9 shall include all costs and expenses of the Indemnitee, including, but not limited to, the costs of any actions, reasonable attorneys fees, and other expenses necessary to enforce the rights granted hereunder.

                        (g)        Termination of Company's Obligation. Company's obligation to indemnify Parent, or to contribute to any party indemnifying Parent, pursuant to this Section 9 shall expire as of the Filing Date.

                        (h)        Termination of Securityholders' Obligation. Securityholders' obligation to indemnify any Indemnitee, or to contribute to any party indemnifying any Indemnitee, pursuant to this Section 9, shall, except in the event of actual fraud or intentional non-disclosure, expire three (3) years from the Closing Date, except as to those involving tax matters, which obligation shall expire six (6) years from the Closing Date.

            9.2       Limits of Indemnification.  For the purposes of this Section 9, the Indemnifying Parties Indemnification shall be limited to those Adverse Consequences which exceed in the aggregate Seventy-five Thousand Dollars ($75,000).

            9.3       No Circular Recovery.  Securityholders hereby agree that they will not make any claim for indemnification against either Parent or Subsidiary by reason of the fact that said Securityholder was a director, officer, employee agent or other representative of the Company or any of its subsidiaries (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any claim for indemnification brought by Parent, the Surviving Corporation, or their respective subsidiaries and affiliates, against the Securityholders.

SECTION 10

TERMINATION

            10.1     Termination by Parent.  This Agreement may be terminated by Parent, on or before the Closing Date, upon the occurrence of the following:

                        (a)        If any of the material conditions specified in Section 6 shall not have been met prior to the Closing Date.

                        (b)        If an Event of Default, as defined in Section 11, has occurred, and has not been cured during any applicable cure period.

            10.2     Termination by Securityholders.  This Agreement may be terminated by Securityholders, on or before the Closing Date, if any of the conditions specified in Section 5 shall not have been met prior to Closing.

SECTION 11

DEFAULT

            11.1     Events of Default.  It shall be considered an Event of Default if any one or more of the following events shall occur:

                        (a)        If any statement, certificate, report, representation or warranty of a material nature made or furnished by the Company under this Agreement shall prove to have been false or erroneous in any material respect.

                        (b)        The occurrence of any event of default under any contract, financing agreement, note, lease, mortgage, security agreement, factoring agreement or any other obligation of the Company the result of which will have a Material Adverse Effect on the Company, unless any such event of default shall be timely cured under any applicable cure provision or waived by the person to whom or to which the Company is obligated or indebted.

            11.2     Waiver by Parent.  Any failure by Parent to insist upon strict performance by the Securityholders or the Company of any of the terms and provisions of this Agreement shall not be deemed to be a waiver of any of the terms and conditions hereof and Parent shall have the right thereafter to insist upon strict performance thereof by the Securityholders or the Company.

SECTION 12

MISCELLANEOUS

            12.1     Costs.  Except for expenses relating to the preparation of the December 2002 Audit, which will be paid by the Parent, each party shall pay its own expenses incident to the transaction contemplated hereby, including fees and expenses of their attorneys, accountants, appraisers or consultants, whether or not those transactions, are consummated at Closing, subject to the indemnification and termination provisions hereof.

            12.2     Attorneys Fees.  If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

            12.3     Relationships to Other Agreements.  In the event of a conflict between any of the provisions of this Agreement and any other agreement relating to this transaction between the Securityholders, Company and Parent, the provisions of this Agreement shall control.

            12.4     Titles and Captions.  All articles or section titles or captions in this Agreement are for convenience of reference and are not part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of provisions herein.

            12.5     Exhibits.  The Exhibits and Schedules referred to herein are hereby made a part hereof.

           12.6     Applicable Law.  This Agreement is to be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Delaware.

            12.7     Binding Effect and Assignment.  This Agreement shall be binding to the benefit of the successors and assigns of the parties.  Notwithstanding the foregoing, neither the Company nor Parent shall have any right to assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

            12.8     Notices.  All notices, requests, instructions, or other documents required hereunder shall be deemed to have been given or made when delivered by registered or certified mail, return receipt requested, postage prepaid or by messenger or overnight delivery service to:

If Company then:	Southern Maryland Cable, Inc.
5928 Solomons Island Road
Tracy's Landing, Maryland 20779
Attention: Mr. F. Ray Weems

If Securityholder R. Weems then:	Mr. F. Ray Weems
5928 Solomons Island Road
Tracy's Landing, Maryland 20779

If Securityholder J. Weems then:	Ms. Janet Weems
5928 Solomons Island Road
Tracy's Landing, Maryland 20779

Counsel for Company, R. Weems and J. Weems:	George S. Lantzas, Esq.
791 Aquahart Road, Suite 122
Glen Burnie, Maryland 21061

If Parent then:	Puroflow Incorporated
One Church Street, Suite 302
Rockville, Maryland 20850
Attn: Haywood Miller

If Subsidiary then:	PFLW/SMC Acquisition Corporation
c/o Puroflow Incorporated
One Church Street, Suite 302
Rockville, Maryland 20850
Attn: Haywood Miller

Counsel for Parent and Subsidiary:	David B. Law
Curtin Law Roberson Dunigan
& Salans, PC
1900 M Street, N.W.
Suite 600
Washington, D.C. 20036

            Any party may from time to time give the others written notice of a change in the address to which notices are to be sent and of any successors in interest.

            12.9     Severability.  Inapplicability or unenforceability of any provision of this Agreement shall not impair the operation or validity of any other provision hereof. If any provision shall be declared inapplicable or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such inapplicable or unenforceable provision as may be possible and be legal, valid and enforceable.

            12.10   Acceptance or Approval.  By accepting all or approving anything required to be observed, performed, or fulfilled, or to be given to Parent pursuant to this Agreement, including, but not limited to, any certificate, balance sheet, statement of profit or loss or other financial statement, or insurance policy, Parent shall not be deemed to have accepted or approved the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision, or condition thereof as to third parties.

            12.11   Survival.  All covenants, representations, and warranties made by the Securityholders and Parent in this Agreement shall survive the Closing hereunder for a period of three (3) years, except as otherwise specifically provided in this Agreement and except as to those involving tax matters, which shall survive the Closing for a period of six (6) years.

            12.12   Entire Agreement.  This Agreement, including all Exhibits and Schedules, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation, or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof and no amendments hereto shall be valid unless made in writing and signed by all parties hereto.

            12.13   Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

            12.14   Security Matters.  By executing this Agreement, Parent acknowledges that: (i) Parent has been advised that the Stock has not been and will not have been registered under the Act or the applicable securities laws of any state, that the Securityholders in transferring such shares to the Parent will be relying, if applicable, upon the exemption from such registration requirements contained in Section 4(1) or 4(2) of the Act as a transaction by a person other than as issuer, underwriter or dealer and the applicable state exemption; (ii) the Stock may be "restricted" as that term is used in Rule 144 under the Act as a consequence of which Parent may not be able to sell the shares unless such shares are first registered under the Act and any applicable state securities laws or unless an exemption from such registration is, in the opinion of counsel, available; (iii) the Stock will be acquired by Parent for purposes other than "distribution" as that term is used in Section 2(11) of the Act, and (iv) Parent will execute, if Securityholders so request, an appropriate letter affirming that its intention with respect to the proposed acquisition of the Stock is that such acquisition be for investment purposes only and not with a view toward resale or distribution thereof.

            12.15   Preparation and Filing of SEC Documents.  If and whenever, as a result of the transaction contemplated hereunder, the Parent is under an obligation to provide financial information to, or prepare a filing of any kind with, the United States Securities and Exchange Commission ("SEC"), Securityholders shall assist the Parent in preparing any audited financial statements required by the SEC for this purpose. The cost of preparing any such financial statements shall be borne by the Parent.

            12.16   Further Assurances.   From time to time at or after the Closing, upon request, the parties each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other party reasonably may request in order to consummate, complete and carry out the purposes of the transactions contemplated hereby, including the execution and delivery of such instruments and agreements as may be reasonably necessary or advisable to fully effect the merger of the Company into the Subsidiary.

[Signatures on following pages]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:	PUROFLOW INCORPORATED

By:
Title:

ATTEST:	SOUTHERN MARYLAND
CABLE, INC.

By:
F. Ray Weems, President

WITNESS:

F. RAY WEEMS

WITNESS:

JANET WEEMS

ATTEST:	PFLW/SMC ACQUISITION CORPORATION

By:
Title:

List of Exhibits and Schedules

1.	Exhibit 2.2 (a) - Merger Consideration.
2.	Schedule 2.4 - Vehicle titles.
3.	Schedule 4.1(a) - States in which Company is qualified to do business.
4.	Schedule 4.1(b) - Company ownership of other corporations.
5.	Schedule 4.3 - Authorized stock and holders of stock.
6.	Schedule 4.5 - Absence of changes.
7.	Schedule 4.6 - Actions pending.
8.	Schedule 4.8 - Liabilities.
9.	Schedule 4.9(a) - Ownership of assets and leases.
10.	Schedule 4.9(b) - Main facility lease, assignments and amendments.
11.	Schedule 4.9(c) - Certificate of occupancy for main facility.
12.	Schedule 4.10(a) - Taxes.
13.	Schedule 4.10(b) - Taxes.
14.	Schedule 4.11 - Contracts and agreements.
15.	Exhibit 4.11 - Disposal Systems Contractor License.
16.	Schedule 4.12(b)(i) - Governmental approvals.
17.	Schedule 4.12(b)(ii) - Government projects with clearance.
18.	Schedule 4.12(b)(iii) - Personnel with clearance.
19.	Schedule 4.14(a) - Benefit plans.
20.	Schedule 4.14(b) - Employee list.
21.	Schedule 4.15 - Insurance.
22.	Schedule 4.16 - Labor matters.
23.	Schedule 4.17 - Brokers and finders.
24.	Schedule 4.18(b) - Accounts receivable.
25.	Schedule 4.19(a) - Conflicts of interest.
26.	Schedule 4.19(b) - Conflicts of interest.
27.	Schedule 4.20(a) - Environmental compliance.
28.	Schedule 4.20(b) - Environmental compliance.
29.	Exhibit 4.20 - Environmental reports.
30.	Exhibit 6.5 - Escrow agreement.
31.	Exhibit 6.6(a) - Weems employment agreement.
32.	Exhibit 6.6(b) - Graybill employment agreement.
33.	Exhibit 6.6(c) - Maclin employment agreement.
34.	Exhibit 6.6(d) - Murray employment agreement.
35.	Exhibit 6.7 - Opinion of counsel.
36.	Exhibit 6.8 - Compliance Certificate.
37.	Schedule 6.11 - Stock options.
38.	Schedule 6.14 - Corporate filings.
39.	Exhibit 6.18 - Release of buy-sell rights.
40.	Exhibit 6.19 - Assignment and amendment of main facility release.